CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement"), is made as of 21st APRIL, 2018 (the "Effective Date") by and between Zach Proctor (the "Consultant"), and Elegance Spirits, Inc., located at 8500 Wilshire Blvd, Suite 700B, Beverly Hills, CA 90211 (the "Client").

WHEREAS, the Consultant will provide services for the Client in accordance with the Agreement.

NOW, THEREFORE, In consideration of the mutual covenants and promises made by the parties hereto, the Consultant and the Client (individually, each a "Party" and collectively, the "Parties") covenant and agree as follows:

1. Engagement. Client hereby engages Consultant and Consultant agrees to render at the request of Client, independent consulting services ("Services") consisting of, but not limited brand ambassador services for Australian Bitters Company and Elegance Vodka. The Consultant is responsible for meeting the following Key Performance Indicators ("KPI's") during the Term of the Agreement:

(a) By the three-month mark of the Agreement, Consultant's efforts should allow for Australian Bitters products to appear in the top 5 provincial liquor boards of Ontario, Quebec, British Columbia, Alberta and any one of Manitoba, Saskatchewan or Nova Scotia.

(b) By the four-month mark of the Agreement, Consultant's efforts should allow for Elegance Vodka products to appear in the top 3 provincial liquor boards of Ontario, Quebec and British Columbia.

(c) By the four-month mark of the Agreement, Consultant will have arranged five high level introductions to USA-based marketing and sales agencies outside of Chopin Import LTD ("CIL") for Elegance Vodka sales and distribution.

(d) By the four-month mark of the Agreement, Consultant will have a UK-based distribution model set up and running for Australian Bitters products and Elegance Vodka products.

2. Term. This Agreement shall begin on the Effective Date and continue for a period of one calendar year unless terminated in accordance with Section 7 of this Agreement.

3. Compensation. In consideration for the Services, the Consultant shall be compensated by Client with the following amounts:

(a) Eight Thousand and No/100 Dollars ($8,000.00) per month for a 4 months and Twelve Thousand and No/100 Dollars ($12,000.00) for the remaining 8 months;

(b) This compensation shall be in lieu of the Fifty Thousand and No/100 Dollars ($50,000.00) bonus currently owed to the consultant in relation to Australian Bitters Company and CIL.

(c) Consultant shall be allowed a travel and entertainment budget of Three Thousand Two Hundred and No/100 Dollars ($3,200) to be used at his discretion and reimbursed by Client upon presentation of receipts by Consultant; and

(d) If all KPI's detailed in Section 1 of this Agreement are met, Client shall pay Consultant a bonus of Sixteen Thousand and No/100 Dollars ($16,000.00).

4. Independent Contractor.

(a) Consultant shall at all times be deemed to be an independent contractor to the Client and nothing herein shall be construed to create or imply that there exists between the parties a partnership, joint venture or other combined business organization. Consultant shall hold no authority, express or implied, to commit, obligate or make representations on behalf of Client and shall make no representation to others to the contrary. Nothing herein is intended nor shall be construed for any purpose as creating the relation of employer and employee or agent and principal

between the parties. Except as otherwise specified herein, Consultant retains the right to direct, control or supervise the details and means by which the consulting Services are provided. Consultant's employees shall not be eligible for, or participate in, any insurance, pension, workers' compensation insurance, profit sharing or other plans established for the benefit of Client employees.

(b) Consultant shall be responsible for payment of all foreign and domestic taxes arising out of the Consultant's activities in connection with this Agreement, including without limitation, sales, goods and services, excise, value added or similar taxes, whether of federal or other jurisdictional level, social security taxes, unemployment insurance taxes, and any other taxes or business license fees as required. Client shall not be responsible for withholding any income or employment taxes whatsoever on behalf of Consultant, and Consultant further agrees to indemnify, defend and hold Client harmless from and against any claims or action arising out of or relating to Consultant's failure to withhold such taxes on behalf of Consultant or Consultant's employees.

5. Confidentiality. All Confidential Information belonging to or held by either party shall not be directly or indirectly disclosed by a party except:

(a) as required by law;
(b) as is already or becomes public knowledge, otherwise than as a result of a breach, by the party disclosing or using that Confidential Information of any provision of this Agreement;
(c) as authorized in writing by the other party;
(d) to the extent reasonably required by this Agreement (and, without limiting the effect of this clause, a party may disclose Confidential Information only to those of its officers, employees or professional advisers, on a "need to know" basis, as is reasonably required for the implementation of this Agreement).

6. Non-Circumvention. During the term of the Agreement, the Parties may obtain knowledge about the other party's employees, strategic partners, contacts, sources, suppliers, customers and prospects (collectively, the "Proprietary Relationships") and the other party's strategies, plans and opportunities (collectively, the "Proprietary Opportunities"). The Parties shall not use its knowledge of the Proprietary Relationships or the Proprietary Opportunities (a) for any purpose other than in connection with providing the Services hereunder, (b) for its own advantage or economic benefit outside the scope of the Services hereunder or (c) in any manner that would harm or otherwise be a detrimental to the other party. Without limiting the generality of the foregoing, the Parties shall not, nor shall the Parties assist any third party to, directly or indirectly, (a) solicit, entice away or otherwise interfere with any Proprietary Relationships without the express prior written consent of the other party or (b) use any Information or its knowledge of any Proprietary Relationships or Proprietary Opportunities to develop or market a product or service that is similar to or otherwise competitive with the business of the other party.

7. Termination. Client may terminate this Agreement at any time without penalty, by way of fifteen (15) day advance written notice to the Consultant. This termination method will only be effective after three (3) calendar months from execution of Agreement.

8. Indemnification. The Consultant agrees to indemnify, defend, and protect the Client from and against all lawsuits and costs of every kind, including claims arising from third parties, pertaining to the Consultant's services including reasonable legal fees due to any act or failure to act by the Consultant based upon the Services.

9. Disputes. The Parties agree to handle disputes over the Agreement as follows:

(a) Dispute Notice: A Party may, at any time while there is a genuine dispute relating in any way to this Agreement (Dispute), give written notice (Dispute Notice) to the other Party specifying the subject matter of the Dispute and requiring that the Parties meet within 10 Working Days after delivery of the

Dispute Notice, to attempt to resolve the Dispute (Dispute Resolution Meeting).

(b) Mediation: If the Parties fail to resolve the Dispute at the Dispute Resolution Meeting, or if a Party fails or refuses to attend the Dispute Resolution Meeting within the 10 Working Day period referred to in Section 8(a), the Dispute shall be submitted to mediation pursuant to mediation rules of California. The parties shall select a mediator within 15 days of a written request for mediation by either party and shall bear the cost of mediation equally. Engaging in mediation is a condition precedent to any form of binding dispute resolution. The arbitrator's decision shall be in accordance with the facts and California law and the arbitrator shall issue a reasoned decision on all contested issues. The arbitrator's decision shall be final and binding. The prevailing party in any dispute shall be entitled to recover all attorneys' fees, expert fees, and costs such party incurred relating to the dispute, subsequent to the mediation. If the dispute relates to a dispute with others involving a common question of fact or law, then to the extent not prohibited by their contracts with others, the parties agree that all claims and disputes shall be heard in a single proceeding.

(c) Legal Proceedings: No Party may issue any legal proceedings (other than for urgent interlocutory relief) relating to any Dispute, unless that party has first taken all reasonable steps to comply with this Section 8 of the Agreement.

10. No Modification Unless in Writing. No modification of this Agreement shall be valid unless in writing and agreed upon by both Parties.

11. Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, such provision shall be stricken and the remainder of the Agreement shall remain in full force and effect to accomplish the intent and purpose of the parties. The parties agree to negotiate the severed provision to bring the same within the applicable legal requirements to the extent possible.

12. Applicable Law. This Agreement and the interpretation of its terms shall be governed by and construed in accordance with the laws of California and subject to the exclusive jurisdiction of the courts located in California.

13. No Waiver. Any failure or delay by either party to exercise any right, power or privilege hereunder or to insist upon observance or performance by the other party of the provisions of this Agreement shall not operate or be construed as a waiver thereof. No waiver shall be binding on either party unless it is in writing and signed by an authorized representative of the party to be bound.

14. Assignment. Neither party may assign, subcontract, or otherwise transfer its rights or obligations under this without the prior written consent of the other party, which shall not be unreasonably withheld.

15. Modification. This document and any exhibits or attachments hereto embody the entire Agreement of the parties with respect to the subject matter hereof and supersede and cancel all previous negotiations, agreements or commitments by the parties, whether oral or written.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one agreement. To evidence the fact that it has executed this Agreement, a party may send a copy of its executed counterpart to the other party by electronic transmission and the signature transmitted by such transmission shall be deemed to be that party's original signature for all purposes.

17. Survivorship. Termination of this Agreement will not affect rights and obligations of the Parties intended to survive termination.

18. Severability. If any provision of this Agreement is found to be illegal, invalid or unenforceable, that provision shall be read down to the extent necessary and reasonable in the circumstances to give it a valid operation or partial character. If any provision cannot be so read down, that provision will be void and severable and the remaining provisions will not in any way be affected.

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IN WITNESS WHEREOF, each of the Parties has executed this Consulting Agreement, by its duly authorized person, as of the day and year set forth above.

CLIENT

Elegance Spirits, Inc.

____

Name: RAS BERI

Title: CEO

CONSULTANT

Zach Proctor

____

Name: Zach Proctor

Title: President, Fire + Ice Imports LLC